Contact:

Michael Kamdar Sr. VP, Corporate Development and Finance Anadys Pharmaceuticals, Inc. (858) 530-3667 cc@anadyspharma.com	Pete De Spain Manager, Corporate Communications Anadys Pharmaceuticals, Inc. (858) 530-3653 pdespain@anadyspharma.com

ANADYS PHARMACEUTICALS REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

San Diego, Nov. 9, 2004 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company committed to the discovery, development and commercialization of novel medicines to treat chronic viral hepatitis and bacterial infections, today reported its financial results for the third quarter and nine months ended September 30, 2004.

“We took great strides this quarter in nearly every aspect of our business as we continue to execute on our milestones,” said Kleanthis G. Xanthopoulos, Ph.D., Anadys’ President and Chief Executive Officer. “In particular, we are pleased with the progress we have made with the preclinical development of ANA975, an oral prodrug of isatoribine for the treatment of hepatitis C virus (HCV) infection. We expect that the knowledge and experience gained from our clinical trials of isatoribine and our first oral prodrug ANA971, will facilitate an accelerated and efficient clinical development program for ANA975, and we remain on track to advance the compound into the clinic early next year.”

Recent Highlights

•	Prof. Yves Horsmans of Cliniques Universitaires St. Luc reported new data from the multi-component Phase IB clinical trial of isatoribine at the American Association for the Study of Liver Diseases (AASLD) Annual Meeting in Boston. The results from the trial provided the first evidence that a selective agonist of Toll-Like Receptor 7 (TLR7) can reduce circulating levels of HCV by activating innate immunity.

•	Anadys also reported new data at AASLD from its completed Phase I/II clinical trial of ANA380 for the treatment of hepatitis B virus (HBV) infection, in joint development with LG Life Sciences, Ltd. Dr. Man-Fung Yuen of the University of Hong Kong reported that ANA380 reduced viral load by an average of 3.4 log10 units, or more than 99.9 percent, in patients receiving doses of 60 mg or more for four weeks.

•	Anadys and LG Life Sciences announced that the first two cohorts have completed enrollment in a Phase II clinical trial of ANA380 in patients with lamivudine-resistant HBV infection. Preliminary clinical data presented at the Therapies for Viral Hepatitis Workshop in Boston appear to support the observation that ANA380 exhibits activity against lamivudine-resistant strains.

•	Anadys was awarded a grant of up to $1.2 million over a period of two years from the National Institutes of Health. The Phase II Small Business Innovation Research grant will fund Anadys’ efforts to develop novel antibacterials that target the ribosomal RNA of drug-resistant bacteria.

•	Anadys entered into a new drug discovery collaboration with Roche. The two companies began a collaborative relationship in 2002 that utilized Anadys’ drug discovery capabilities to advance lead compounds against a Roche oncology program, and expanded the original agreement the following year. Under the terms of the new agreement, Anadys will engage its drug discovery capabilities to advance lead compounds against an additional undisclosed Roche program.

•	Anadys entered into a three-year drug discovery collaboration with Aphoenix, Inc., an emerging chemical genomics company in Japan, to discover and advance lead compounds against Aphoenix targets in multiple therapeutic indications. Terms of the agreement include upfront and future research funding plus additional potential payments to Anadys. Anadys may also share in potential downstream value through milestone and royalty payments.

•	Anadys promoted Steve Worland, Ph.D. to Executive Vice President, Research and Development, and Devron Averett, Ph.D. to Chief Scientific Officer. Dr. Averett will serve as Head of Research and will continue to report to Dr. Worland. Their new roles focus on enhancing Anadys’ clinical development programs and research pipeline.

•	Anadys appointed Steven Holtzman and Douglas Williams, Ph.D. to its Board of Directors. Mr. Holtzman is the President and Chief Executive Officer of Infinity Pharmaceuticals, Inc., and previously served as the Chief Business Officer of Millennium Pharmaceuticals, Inc. Dr. Williams is the Chief Scientific Officer and Executive Vice President of ZymoGenetics, Inc., and previously served as the Chief Technology Officer of Immunex Corp.

Financial Results

The Company reported revenues of $356,000 for the third quarter of 2004, compared to $527,000 for the third quarter of 2003. The net loss applicable to common stockholders was $7.0 million for the third quarter of 2004, compared to $5.4 million for the same period in the prior year. Basic and diluted net loss per common share was $0.32 in the third quarter of 2004, compared to $3.54 for the same period in 2003. Pro forma basic and diluted net loss per common share (assuming that the conversion of preferred stock to common stock that was automatically effected in conjunction with the IPO took place as of the original date of issuance) was $0.32 in the third quarter of 2004, compared to $0.38 for the same period in 2003.

Revenues for the nine months ended September 30, 2004 were $1.3 million, compared to $1.7 million for the same period in 2003. For the nine months ended September 30, 2004, Anadys reported a net loss applicable to common stockholders of $25.6 million, compared to $18.6 million for the same period last year. Basic and diluted net loss per common share was $1.65 for the nine months ended September 30, 2004, compared to $13.27 for the same period in 2003. For the nine months ended September 30, 2004, pro forma basic and diluted net loss per common share (assuming that the conversion of preferred stock to common stock that was automatically effected in conjunction with the IPO took place as of the original date of issuance) was $1.28, compared to $1.43 for the same period last year.

Webcast of Conference Call

Anadys will host a conference call today at 5:00 p.m. Eastern time to discuss its third quarter financial results and clinical development plans. A live webcast of the call is available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial (888) 286-8010 or (617) 801-6888, passcode 25621117. The webcast and telephone replay will be available through November 23, 2004.

About Anadys

Anadys Pharmaceuticals, Inc. (www.anadyspharma.com) is a biopharmaceutical company committed to advancing patient care by discovering, developing and commercializing novel small molecule, anti-infective medicines for the treatment of hepatitis C virus, hepatitis B virus and bacterial infections. Anadys is advancing its anti-infective portfolio through the development of its two clinical programs, the isatoribine family of compounds including the oral prodrug ANA975 for the treatment of HCV, and ANA380 for the treatment of HBV. In addition, Anadys’ anti-infective therapeutic platform is designed to advance a strong and continual pipeline of drug candidates into the clinic.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular, Anadys’ results may be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. These and other factors that may cause actual results to differ are more fully discussed in the “Risk Factors” section of Anadys’ Form 10-Q for the quarter ended June 30, 2004. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$356	$527	$1,252	$1,731
Operating expenses	7,507	5,490	26,796	19,599
Interest income (expense)	110	(253)	113	(230)

Net loss	(7,041)	(5,216)	(25,431)	(18,098)
Accretion to redemption value of redeemable preferred stock	—	(169)	(175)	(501)

Net loss applicable to common stockholders	$(7,041)	$(5,385)	$(25,606)	$(18,599)

Net loss per share, basic and diluted	$(0.32)	$(3.54)	$(1.65)	$(13.27)

Shares used in calculating net loss per share basic and diluted	22,248	1,521	15,504	1,402

Pro forma net loss per share, basic and diluted	$(0.32)	$(0.38)	$(1.28)	$(1.43)

Pro forma shares used in calculating net loss per share, basic and diluted	22,248	13,621	19,850	12,679

In connection with our initial public offering each share of Series C redeemable convertible preferred stock was automatically converted to common stock at a ratio of one share of common stock for 5.10 share of preferred stock. Each share of Series A-1, A-2, A-3, A-4, A-5, and B of convertible preferred stock was automatically converted to common stock at a ratio of one share of common stock for approximately 11.92, 11.92, 10.62, 7.38, 3.36, and 2.35 shares of preferred stock, respectively. Accordingly, pro forma basic and diluted net loss per common share has been calculated assuming the preferred stock was converted as of the original date of issuance.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	September 30,	December 31,
	2004	2003
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities available-for sale	$39,181	$14,499
Other current assets	1,341	1,693
Noncurrent assets	4,700	4,050

Total assets	$45,222	$20,242

Liabilities and stockholders’ equity
Current liabilities	$5,512	$3,888
Long-term liabilities	1,573	1,401
Other long-term liabilities	228	—
Reedemable convertible preferred stock	—	45,012
Stockholders’ equity	37,909	(30,059)

Total liabilities and stockholders’ equity	$45,222	$20,242